                                                                  EXHIBIT 99.D-6
                                                                  --------------
                                                                     EXHIBIT D-6



                                 UNITED STATES
                         NUCLEAR REGULATORY COMMISSION
                         Washington, D.C.  20555-0001

                                            February 11, 1998

Mr. Leon J. Olivier
Vice President - Nuclear/Station Director
Boston Edison Company
Pilgrim Nuclear Power Station
RFD #1 Rocky Hill Road
Plymouth, MA 02360


SUBJECT:  ORDER APPROVING THE APPLICATION REGARDING THE PROPOSED
          CORPORATE RESTRUCTURING OF BOSTON EDISON COMPANY BY
          ESTABLISHMENT OF A HOLDING COMPANY (TAC NO. M99326)

Dear Mr. Olivier:

The enclosed Order was issued in response to an application from Boston Edison Company (BECo) dated June 9, 1997, requesting approval pursuant to Section 50.80 of Title 10 of the Code of Federal Regulations in connection with the proposed
                   ---------------------------
corporate restructuring that will result in the creation of a holding company under the name "BEC Energy," of which BECo would become a wholly owned subsidiary. The staff's safety evaluation in support of the Order is also enclosed.

The Order has been forwarded to the Office of the Federal Register for publication.

If you have any questions, please contact me at 301-415-1445.

                                          Sincerely,

                                          /s/ Alan Wang
                                          -------------------------------------
                                          Alan B. Wang, Project Manager
                                          Project Directorate 1-3
                                          Division of Reactor Projects - I/II
                                          Office of Nuclear Reactor Regulation

Docket No. 50-293
Enclosures: 1. Order
            2. Safety Evaluation

                           UNITED STATES OF AMERICA
                           ------------------------

                         NUCLEAR REGULATORY COMMISSION
                         -----------------------------


In the Matter of                    }
                                    )
BOSTON EDISON COMPANY               )       Docket No. 50-293
                                    )
(Pilgrim Nuclear Power Station)     )


              ORDER APPROVING APPLICATION REGARDING THE CORPORATE
                    RESTRUCTURING OF BOSTON EDISON COMPANY
                     BY ESTABLISHMENT OF A HOLDING COMPANY

                                      I.
     Boston Edison Company (BECo) is sole owner of the Pilgrim Nuclear Power Station (Pilgrim). BECo holds Facility Operating License No. DPR-35 issued by the U.S. Atomic Energy Commission pursuant to Part 50 of Title 10 of the Code of
                                                                         -------
Federal Regulations (10 CFR Part 50) on June 8, 1972.  Under this license, BECo
-------------------
has the authority to own and operate Pilgrim. Pilgrim is located in Plymouth County, Massachusetts.

                                      II.
     By an application dated June 9, 1997, BECo requested that the Commission approve under 10 CFR 50.80 the transfer of control of the license that would result from a proposed corporate restructuring of BECo. Under the restructuring, a holding company under the name "BEC Energy" will be created of which BECo would become a wholly owned subsidiary. The holders of BECo common stock would automatically become holders of common stock of the new parent company on a share-for-share basis, according to the application. Notice of this application for consent was published in the FEDERAL REGISTER on December 12, 1997 (62 FR 65448); and an Environmental Assessment and a Finding of No Significant Impact was published in the FEDERAL REGISTER on December 15, 1997 (62 FR 65716).
     Under 10 CFR 50.80, no license shall be transferred, directly or indirectly, through transfer of control of the license unless the Commission shall give its consent in writing. Upon review of the information submitted in the application dated June 9, 1997, the staff of the U.S. Nuclear Regulatory Commission has determined that the proposed restructuring of BECo will not affect the qualifications of BECo as holder of the license for Pilgrim and that the transfer of control of the license, to the extent effected by the restructuring of BECo, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission, subject to the conditions set forth herein. These findings are supported by a safety evaluation dated February 11, 1998.

                                 III.
     Accordingly, pursuant to Sections 161b, 1611, 161o, and 164 of the Atomic Energy Act of 1954, as amended; 42 USC [SS]2201(b), 2201(1), 2201(o), and 2234;
and 10 CFR 50.80, IT IS HEREBY ORDERED that the Commission approves the application regarding the proposed restructuring of BECo subject to the following: (1) BECo shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from BECo to its proposed parent or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding 10 percent (10%) of BECo's consolidated net utility plant, as recorded on BECO's book of account, and (2) should the restructuring of BECo not be completed by December 31, 1998, this Order shall become null and void, provided, however, on application and for good cause shown, such date may be extended.
     This Order is effective upon issuance.

                                      IV.
     By March 19, 1998, any person adversely affected by this Order may file a request for a hearing with respect to issuance of the Order. Any person requesting a hearing shall set forth with particularity how that interest is adversely affected by this Order and shall address the criteria set forth in CFR 2.714(d).
     If a hearing is to be held, the Commission will issue an order designating the time and place of such hearing.
     The issue to be considered at any such hearing shall be whether this Order should be sustained.
     Any request for a hearing must be filed with the Secretary of the Commission, U.S. Nuclear Regulatory Commission, Washington, DC 20555-0001,
Attention: Rulemakings and Adjudications Staff, or may be delivered to the Commission's Public Document Room, The Gelman Building, 2120 L Street, NW., Washington, D.C. by the above date. Copies should be also sent to the Office of the General Counsel and to the Director, Office of Nuclear Reactor Regulation, U.S. Nuclear Regulatory Commission, Washington, DC 20555-0001, and to William S. Stowe, Esq., Boston Edison Company, 800 Boylston Street, Boston, MA 02199, Assistant General Counsel for BECo.
     For further details with respect to this action, see the application for approval regarding the corporate restructuring dated June 9, 1997, and the safety evaluation dated February 11, 1998, which are available for public inspection at the Commission's Public Document Room, The Gelman Building, 2120 L Street, NW., Washington, DC, and at the local public document room located at the Plymouth Public Library, 11 North Street, Plymouth, Massachusetts.
     Dated at Rockville, Maryland, this 11th day of February 1998.
                         FOR THE NUCLEAR REGULATORY COMMISSION


                                 /s/  Samuel J. Collins
                                 ------------------------------------
                                 Samuel J. Collins, Director
                                 Office of Nuclear Reactor Regulation

                                 UNITED STATES
                         NUCLEAR REGULATORY COMMISSION
                          Washington, D.C. 20555-0001



         SAFETY EVALUATION BY THE OFFICE OF NUCLEAR REACTOR REGULATION
         -------------------------------------------------------------

                       PROPOSED CORPORATE RESTRUCTURING
                       --------------------------------

                           OF BOSTON EDISON COMPANY
                           ------------------------

                               DOCKET NO. 50-293
                               -----------------

                         PILGRIM NUCLEAR POWER STATION
                         -----------------------------


1.0  INTRODUCTION
     ------------

By application dated June 9, 1997, Dr. E. Thomas Boulette, Senior Vice President
- Nuclear, of Boston Edison Company (BECo), informed the U.S. Nuclear Regulatory Commission (NRC) that a corporate restructuring of BECo had been proposed that will result in the creation of a holding company under the name "BEC Energy," a Massachusetts business trust, of which BECo would become a wholly owned subsidiary. BECo is the 100-percent owner and operator of the Pilgrim Nuclear Power Station. Under the restructuring, the holders of BECo common stock will become the holders of common stock of the parent company, BEC Energy, on a share-for-share basis. After the restructuring, BECo will continue to be a public utility providing the same utility services as it did immediately before the reorganization. BECo will continue to be the licensee of the Pilgrim Nuclear Power Station, and no direct transfer of the operating license or interests in the unit will result from the proposed restructuring. Approval for the transfer of control of the license resulting from the restructuring is being sought from the NRC pursuant to 10 CFR 50.80.

Pursuant to 10 CFR 50.80, the Commission may approve the transfer of the control of a license, after notice to interested persons. Such action is contingent upon the Commission's determination that the holder of the license following the transfer of control is qualified to hold the license and the transfer is otherwise consistent with applicable provisions of law, regulations, and orders of the Commission.


2.0  FINANCIAL QUALIFICATIONS ANALYSIS
     ---------------------------------

According to BECo's application, following the proposed restructuring, BECo will continue as the sole owner and operator of the Pilgrim Nuclear Power Station and will remain an electric utility as defined in 10 CFR 50.2, engaged in the generation, transmission, and distribution of electric energy for wholesale and retail markets. The Federal Energy Regulatory Commission will still regulate BECo's wholesale electric rates, and the Massachusetts Department of Public Utilities will also maintain jurisdiction over the licensee's retail electric rates.

The application states that the proposed restructuring will have no impact on the revenues and expense of BECo regarding the operation of Pilgrim and that the decommissioning funding will not be affected. As an electric utility, BECo is exempt from further financial qualifications review, pursuant to 10 CFR 60.33(f). However, in view of the NRC's concern that restructuring can lead to a diminution of assets necessary for the safe operation and decommissioning of a licensee's nuclear power plant, the NRC's practice has been to condition license transfer approvals upon a requirement that the licensee not transfer significant assets from the licensee to an affiliate without first notifying the NRC. This requirement assists the NRC in assuring that a licensee will continue to maintain adequate resources to contribute to the safe operation and decommissioning of its facility. Thus, the following should be made a condition of the order approving the application regarding the proposed restructuring:

     BECo shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from BECo to its proposed parent, or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding ten percent (10%) of BECo's consolidated net utility plant as recorded on BECo's books of accounts.


3.0  TECHNICAL QUALIFICATIONS
     ------------------------

BECo stated in its application that there will be no changes as a result of the proposed restructuring in any "key station personnel, operators, or management." The holding company structure will retain the utility as a discrete and wholly separate entity that will function in the same fashion as it did before restructuring. Based on the foregoing, the staff concludes that the proposed restructuring will not affect BECo's technical qualifications.


4.0  ANTITRUST REVIEW
     ----------------

Section 105 of the Atomic Energy Act of 1954, as amended (the Act), requires the Commission to conduct an antitrust review in connection with an application for a license to construct or operate a facility under Section 103. The Pilgrim Nuclear Power Station was licensed under Section 104b and, as a result, is not subject to an antitrust review by the staff in connection with the application regarding the proposed creation of a holding company, BEC Energy.

5.0  FOREIGN OWNERSHIP, CONTROL, OR DOMINATION
     -----------------------------------------

The licensee indicated in its application that after restructuring is implemented, BEC Energy will become the sole holder of BECo outstanding common stock and that the current holders of BECo's common stock will become holder of the common stock of BEC Energy on a share-for-share basis. Thus, the previous holders of BECo common stock will own BEC Energy common stock in the same proportion as they held BECo common stock. According to the application, BECo is not now, and will not be following the proposed restructuring, owned, controlled, or dominated by an alien, foreign corporation, or foreign government. The staff does not know or have reason to believe otherwise.


6.0  CONCLUSIONS
     -----------

In view of the foregoing, the NRC staff concludes that the proposed restructuring of BECo by creation of a holding company will not adversely affect the financial or technical qualifications of BECo with respect to the operation and decommissioning of Pilgrim. Also, there do not appear to be any problematic antitrust or foreign ownership considerations that would result from the proposed restructuring. Thus, the proposed restructuring will not affect the qualifications of BECo as holder of the license for Pilgrim, and the transfer of control of the license, to the extent effected by the proposed restructuring, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission pursuant thereto. Accordingly, the NRC should approve the application regarding the proposed restructuring, subject to the condition discussed above concerning significant asset transfers.

Principal Contributor: M.A. Dusanlwskyl

Dated February 11, 1998

          For further details with respect to this action, see the application for approval regarding the corporate restructuring dated June 9, 1997, and the safety evaluation dated February 11, 1998, which are available for public inspection at the Commission's Public Document Room, The Gelman Building, 2120 L Street, NW., Washington, DC, and at the local public document room located at the Plymouth Public Library, 11 North Street, Plymouth, Massachusetts.

     Dated at Rockville, Maryland, this 11th day of February 1998.

                         FOR THE NUCLEAR REGULATORY COMMISSION

                              ORIGINAL SIGNED BY
                              SAMUEL J. COLLINS

                         Samuel J. Collins, Director
                         Office of Nuclear Reactor Regulation